Exhibit 99.1

For Immediate Release
MAGUIRE PROPERTIES EXTENDS TWO DEBT MATURITIES

LOS ANGELES, October 1, 2008 – Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced that it has extended maturities on two construction loans with Guaranty Bank, one of the Company’s long-standing construction lenders.

The combined outstanding balance for the construction loans on 17885 Von Karman (Irvine, California) and 2385 Northside Drive (Mission Valley, California), prior to extension, totaled $49.1 million.  In connection with the respective 18 month extensions, the Company paid down and rebalanced the loans for a combined total of $11.3 million.  The new maturity dates are June 2010 and August 2010, respectively.  No additional reserves were funded in connection with these loan extensions.

President and Chief Executive Officer Nelson Rising commented, “Given the current lending challenges and uncertain market conditions, we are extremely pleased to extend each of these loans. The Company’s relationship with Guaranty Bank, which is based on a number of successful transactions, proved to be beneficial at this time. With the announced extension of 3161 Michelson earlier this week, I am pleased to have addressed all of our near term maturities, which will allow to us remain focused on our initiatives and delivering value to our shareholders.”

The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission containing additional details relating to the loan extensions.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit our website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with the potential failure to effectively manage our growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 28, 2008.  The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558